FOTOBALL USA, INC.
                         COMPUTATION OF EARNINGS PER SHARE

                                           12 MONTHS ENDED    12 MONTHS ENDED
                                         DECEMBER 31, 1997    DECEMBER 31, 1998
                                         ------------------  ------------------
BASIC SHARES CALCULATION:

Reconciliation of weighted average
number of shares outstanding to amount
used in basic earnings per share
computation:

Weighted average number of shares outstanding   2,676,742         2,694,242

Net income (loss)                             $(2,796,932)       $  597,874
                                                ----------        ---------
BASIC EARNINGS PER SHARE                      $     (1.04)       $      .22
                                                ==========        ==========
DILUTED SHARES CALCULATION:

Reconciliation of weighted average number of shares outstanding to amount used in diluted earnings per share computation:

Weighted average number of shares outstanding   2,676,742         2,694,242

Add-shares issuable from assumed exercise of
options(1)                                             --            79,928

                                                2,676,742         2,774,170
                                               ----------         ---------
ADJUSTMENTS TO NET INCOME:

Net income (loss)                             $(2,796,932)       $  597,874
                                               ----------        ----------
DILUTED EARNINGS PER SHARE                    $     (1.04)       $      .22
                                               ==========        ==========

(1) The weighted average number of common share equivalents outstanding during the twelve month period ended December 31, 1997 for the diluted share calculation is the same as basic because the exercise or conversion of any potential shares increases the number of shares inthe denominator and results in a lower loss per share. In that situation, the potential shares are antidilutive and not included in the Company's EPS calculation.